Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan of Aveanna Healthcare Holdings Inc. and subsidiaries of our reports dated March 14, 2024, with respect to the consolidated financial statements of Aveanna Healthcare Holdings Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Aveanna Healthcare Holdings Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 14, 2024